Exhibit 10.8

E-QURE CLINICAL TRIAL AGREEMENT

Austen Bio lnnovation Institute in Akron
Address: 47 North Main Street, Akron, Ohio 44308

COMPANY/SPONSOR:
Name: ADB International Group Inc. (E-QURE Corp.)
Address: 1440 West Bitters Road, San Antonio TX 78248

STUDY DEVICE: PROTOCOL: E-QURE Bioelectrical Signal Therapy ("BST") Device
EFFECTIVE DATE: Study Evaluation of the E-QURE BST Device in the treatment of chronic wounds, as an adjunct to standard of care, June 6, 2014.

THIS CLINICAL TRIALS AGREEMENT (together with Appendices A Protocol and 8 Payment Schedule must be attached), the "Agreement" is made as of the Effective Date stated above by and among Austen Biolnnovation Institute in Akron having a place of business at 47 N. Main Street, Akron, Ohio 44308, who is acting as a Clinical Research Organization (CRO) ("Institution" or "CRO" or "ABIA") with ADB International Group, Inc., a Delaware corporation (E-QURE Corp.) based in Israel, (the "Sponsor") whose principal address is 1440 West Bitters Road San Antonio TX 78248. The Sponsor is willing to provide the Institution with funding and materials including the Sponsor's BST Device (at no charge) in support of the above referenced Protocol as set forth in Appendix A.

WHEREAS the Sponsor is, among other things, a medical technology company involved in the research, development, manufacture and sale of medical devices for human use.

WHEREAS the Sponsor is developing new devices, treatments and interventions in the field chronic wound healing and management ("Study Device").

WHEREAS the CRO has a particular interest and expertise in wound healing, clinical trial development and operations.

WHEREAS the Sponsor wishes to contract with the Institution to undertake a sponsored clinical investigation entitled:
"Double arm, controlled, randomized multi-center study to assess the safety and efficacy of
E-QURE 's BST device in subjects with Stage II & III Pressure and Venus Stasis ulcers"

It is agreed that the Sponsor and the Institution shall participate in the aforementioned clinical investigation in accordance with this Agreement.
1. Institution Representations.

Institution represents that it holds all necessary permissions, authorizations licenses and certifications necessary and that it is fully capable of providing the services described in Section 7 and in Appendix A of this Agreement. Institution represents that it and all its employees, investigators agents and subcontractors hold all necessary expertise and knowledge to perform all of their obligations under this Agreement.

2. Compliance with Protocol/Law.

"Multi-Site" Pilot Study Evaluation of the E-QURE BST Device in the treatment of chronic wounds, as an adjunct to the "Standard of Care" ( "Clinical Trials") will be conducted under the direction of Institution and a Principal Investigators mutually agreed upon by the parties and strictly according to the Institutional Review Board ("IRB") approved version of the Protocol set forth in Appendix A (as may be amended from time to time as approved by the IRB) and this Agreement. Institution will coordinate, supervise and monitor performance of Clinical Trials under this Agreement. Institution will comply and direct its employees, as well as its subcontractors and facilities where the Clinical Trials are being conducted ("Clinical Trial Facilities") to comply with all applicable laws, regulations and guidances, including, but not limited to, the U.S. Code of Federal Regulations, the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use ("ICH/GCP") as adopted by FDA guidances, the Belmont Report and Ethical Principles and Guidelines for the Protection of Human Subjects of Research. Compliance may include, but is not limited to, reporting adverse events, as defined in 21 C.F.R. Part 312. Institution must provide Sponsor with documentation of such compliance. If for any reason, Principal Investigator is unwilling or unable to continue to serve as the Principal Investigator, Institution will have thirty (30) days to find a Principal Investigator, acceptable to Sponsor. If after the thirty (30) days such substitute Principal Investigator is not available, Sponsor may terminate this Agreement immediately, upon written notice to Institution. Upon completion of the Clinical Trials and written request by the Sponsor, Institution will provide Sponsor with certification that the Clinical Trials were conducted and that Sponsor's grant funds, as well as the quantity of Study Device supplied by Sponsor, were used solely to conduct the clinical trials and that all safety reporting obligations were met.

3. Study Device (BST).

Sponsor will provide Institution, at no charge, with Study Device in a sufficient quantity to conduct the Clinical Trials, as described in the Protocol. Institution shall insure that Principal Investigator will supervise Clinical Trial Facility personnel to ensure the Study Device is stored, maintained and handled consistent with the product labeling and shall monitor the maintenance of records on use and disposition of the Study Device. Institution shall insure that Principal Investigator will train all Co-investigators in the clinical trials with respect to the proper application of the Subject Device. Institution and Principal Investigator shall not, and will direct Clinical Trial Facilities and Co-Investigator not to, modify the Study Device. The Study Device shall be used only in the conduct of the clinical trials and in accordance with the Protocol and current FDA approved labeling. All Study Devices shall have a "no charge" status, and no claims for reimbursement or bills for payment shall be submitted to any payor, health plan, or patient for the Study Device or the application thereof. Any unused Study Device will be returned to the Sponsor at the conclusion of the clinical trials. Study Device shall remain at all time the sole property of the Sponsor, and neither Institution nor any other party shall have any rights and/or claims regarding the proprietary of the Study Device or any of its components.

4. Study Duration.

Institution will make every effort to complete the study within 15 months. Institution will recruit no less than seven sites if needed to conduct the study within the 15 month period.

5. Change Orders.

Changes to the protocol in Appendix A, the fee schedule in Appendix B, and study duration, shall be documented via a Change Order and approved in writing by both Sponsor and Institution prior to implementation.

6. Funding.

Sponsor will pay Institution upon Institution's compliance with each and every applicable task as provided in Appendix B ("Payment Schedule"). All fees and payments according to Payment Schedule shall be made by Sponsor at the end of every calendar month, upon receipt of invoice from Institution and up to 30 days thereafter. Any significant variation from the agreed Payment Schedule shall be approved by the Sponsor in writing prior to the occurrence of the applicable expense. Institution will be responsible for paying the clinical trial sites. Sponsor shall not be obliged to pay Institution or any of its employees, investigators agents or subcontractors any fees or payments other than payment to Institution as provided in the Payment Schedule.

7. Scope of Services

Institution warrants that the quality of its services shall meet common industry standards.
Investigational Device Exemption (IDE). Institution shall submit an IDE application to FDA in order to facilitate study authorization:
Sponsor originally requested an IDE from FDA approximately 3 years ago, and FDA identified deficiencies to be addressed prior to agreeing to grant the IDE. Due to elapsed time, FDA might consider the original application abandoned, triggering a more extensive re-application process. Sponsor agrees to accommodate the impact of such an FDA requirement at a reasonable cost, including extending of the trial duration period as required.
Site Selection and Training. Institution shall be responsible for site selection, training, monitoring and oversight in accordance with Good Clinical Practice (GCP) regulations.

Site Agreements. Institution shall be responsible for securing clinical trial site agreements. The agreements shall be between the sites and Institution. Institution shall hold Sponsor harmless from and against any claim or demand arising from such agreements.

Trial Master File. Institution shall be responsible for creating and maintaining the Clinical Trial Master File.

Select Development Documents. Institution shall be responsible for creating the overall clinical development strategy, project plan and regulatory strategy.

Biostatistics. Institution, in cooperation with the Sponsor shall develop the study statistical plan. The Institution shall be responsible for the clinical database.

Regulatory Documents. Institution shall be responsible for creating and maintaining regulatory documents in support of the investigation. These shall include, but not limited to, Informed Consent Forms.

Institution Review Board (IRB). Institution shall be responsible for obtaining all the required IRB approvals prior to commencing the studies.

Study Oversight. Institution shall be responsible for study oversight.

Transfer of Regulatory Obligations. Sponsor herein agrees to transfer all study related obligations to the Institution.

Data Safety Monitoring Board (DSMB). Institution shall create a DSMB Charter. Institution shall also be responsible for ensuring that an independent DSMB is formed and has complete control of the patient safety elements throughout the study.

Clinical Operations. Institution shall be responsible for ensuring that all Clinical Operations as defined in the protocol are performed. Clinical Operations are all the activities required to run and execute the study in accordance to the protocol and Good Clinical Practices. These activities include site selection, training and initiation, contracting, study subject screening and recruitment, overall study oversight and close-out activities.

Project Management. Institution shall be responsible for the management of the entire project for an agreed monthly fee as outlined in the Payment Schedule ("Management Fee"). If any additional expenses shall occur due to prolonged study duration due to FDA demand of new IDE process as described in Section 7, then the Management Fee shall be increased in an amount equal to any such additional expenses.

Reporting. Institution shall provide Sponsor weekly updates via teleconference and monthly and quarterly written reports regarding the Clinical Trial progress. Institution shall handle Sponsor, upon Sponsor's request, all documentation, materials and data regarding the Clinical Trials or any other processes or proceedings as Sponsor may deem necessary.

Personnel. Personnel will have education, training, and experience appropriate to their assignments on the project.

Clinicaltrials.gov. Institution shall be responsible for listing the trial as required on FDA's database for clinical trials.

Study Monitoring. Institution shall be responsible for identifying an independent individual or organization to monitor the study according to a prescribed interval.

Site Agreements / Contracts. Institution shall be responsible for obtaining all clinical site agreements.

Clinical Trial Materials. Sponsor shall provide Institution with adequate clinical trial materials / devices to ensure timely study execution. Institution shall be responsible for distributing and maintaining records of all study devices and respective clinical sites.

Adverse Event Reporting. Institution shall be responsible for collecting, analyzing and reporting all trial adverse events to the FDA, the IRB as required, and the Sponsor.

Study Close-out. Institution shall be responsible for study closeout, database lock, and all clinical trial reports. Upon closeout all materials will be returned to the Sponsor.

8. Publication Rights.

 With prior written consent of Sponsor, Institution may publish, present or disclose the results of the clinical trials in scientific journals or other scholarly media. In addition, Institution or Principal Investigator shall provide Sponsor with a copy of all papers, presentations or other disclosures containing results of the clinical trials and which are intended for publication, dissemination or public disclosure within 30 days prior dissemination for review and comment. Institution agrees, and shall ensure that Principal Investigator agrees, that all reasonable comments made by Sponsor in relation to a proposed publication by Institution or the Principal Investigator will be incorporated by the publication. Within one hundred eighty (180) days following completion of Data Lockdown in accordance with the Protocol, Principal Investigator shall have prepared and submitted to Sponsor a manuscript concerning the results of the clinical trials, ready for publication in a peer-reviewed journal or presentation at scientific meetings, and Sponsor shall have at least ninety (90) days before Principal Investigator submits the manuscript to such peer-reviewed journal for publication, in order to review the manuscript for purposes of identifying to Principal Investigator any Sponsor confidential and proprietary information. Sponsor shall have the right to have Sponsor's confidential and proprietary information deleted from the publication. For this purpose, the Sponsor's confidential and proprietary information will not include any information (i) which becomes publicly known without breach of the Agreement; (ii) which was known to the receiving party prior to the disclosure thereof; (iii) is disclosed to the receiving party by a third party rightfully in possession of such information who owes no obligations of confidentiality with respect to such information, (iv) information independently developed by employees of the receiving party who had no knowledge of or access to the proprietary information; or (v) information required to be disclosed by operation of law, regulation, or Attorney General decisions that carry the force of law, or court order.

9. Intellectual Property.

 Except as otherwise specifically provided herein, Sponsor retains all rights on the patents, trademarks, trade names, service marks, domain names copyrights, moral rights, rights in and to databases (including rights to prevent the extraction of information from a database), design rights and all rights or forms of protection of a similar nature ("Intellectual Property") resulting from the Clinical Trial. Institution's responsibilities are considered works for hire. Institution shall take all necessary measures to protect the Sponsor's propriety rights.

14. Copyrights.

Sponsor shall have the right to use the interim and final summary reports resulting from the Clinical Trials in accordance with applicable laws (including US copyright laws), regulations and guidances. Where copyright or title is not retained by the publisher, the copyright and title to and the right to determine the disposition of any copyrightable material produced or composed in performance of the Clinical Trials shall remain with Institution. Notwithstanding the foregoing or any other provision of this Agreement, Institution and/or Principal Investigator agree that Sponsor has a worldwide, perpetual, irrevocable, royalty-free license to prepare and distribute copies of the publication of the results of the Clinical Trials for any purpose, under any copyright privileges that Institution, Principal Investigator, the Co-Investigators and any co-authors may acquire. Institution will have the right to use the information it has generated from a study for publication purposes, or for internal education, clinical or non-commercial research purposes, subject to the confidentiality and publication restrictions contained herein. Institution undertakes not to use or disclose any information concerning the Clinical Trials other than as permitted by this Agreement.

11. Liability and Insurance and Indemnification.

Sponsor agrees to indemnify , defend and hold harmless Institution, its directors, officers, employees, agents, subcontractors ( including Clinical Trial Facilities and their officers, directors, employees and agents ) and Principal Investigator ("Indemnitees") from any claims arising out of the use of the BST Device, except that each Indemnitee shall be responsible for its own misconduct, malfeasance or non-adherence to the Protocol or its negligent acts or omissions and the negligent acts or omissions of its employees and duly authorized subcontractors under this Agreement, including but not limited to its and their negligent use, handling and storage of the Study Device and with respect to its or their negligence in the conduct of the clinical trials.

Sponsor shall be liable for the intentional misconduct, malfeasance or non-adherence to the Protocol or negligent acts or omissions of its directors, officers, authorized agents, affiliates, and employees under this Agreement, including but not limited to its and their use, handling and storage of any of the clinical trial data and results. Sponsor warrants that it carries customary liability insurance, including product liability coverage, with respect to its obligations as the manufacturer of the Study Device in the minimum amount of $5 million per occurrence.

Institution agrees to indemnify, defend and hold harmless Sponsor, its directors, officers, employees, agents, and subcontractors from any claims, suits and damages by whosoever brought, by reason of misconduct or the non-observance or non-adherence to the Protocol by Institution's directors, officers, employees, investigators, agents or subcontractors, except that each person indemnified by Institution hereunder shall be responsible for its own misconduct, malfeasance or non-adherence to the protocol or its negligent acts or omissions and the negligent acts or omissions of its employees and duly authorized subcontractors under this Agreement.

12. Term and Termination.

This Agreement shall begin on the Effective Date and remain in full force and effect until the completion of the Clinical Trial, as detailed in Schedule A, unless earlier terminated in accordance with Section 1 or this Section 12 ("Early Termination"). This Agreement may be terminated for any of the following reasons:
(i) Either party may terminate this Agreement if the other party materially breaches any of its material obligations or any material provision of this Agreement, provided, however, that the breaching party shall be given not less than thirty (30) days prior written notice of such default and the opportunity to cure the default during such thirty (30) day period.
(ii) Either party declared insolvent or has an administrator or receiver appointed over all or any part of its assets or ceases or threatens to cease to carry on its business or, in case Institution's certifications or licenses are denied, cancelled or delayed.
(iii) Institution and/or the Sponsor reserves the right to terminate the clinical trial immediately upon notification to either party if requested to terminate by the responsible IRB or if such termination is requested to protect the health of clinical trial subjects.
(iv) Sponsor may terminate immediately if any conflict of interest arises or any party involved in the clinical trial is debarred or is being debarred.
(v) In the event of Early Termination by Institution, any payments that were made by Sponsor to Institution in advance for incomplete work shall be repaid to Sponsor within 30 days of receipt of written notice from the Sponsor. In the event of Early Termination by Sponsor, all amounts due to Institution by Sponsor that were not paid to Institution until the date of termination by Sponsor, shall be paid by Sponsor upon receipt of invoice from Institution and up to 30 days thereafter, as stipulated in Section 6. If the Agreement is terminated for reasons other than Institution's or Principal Investigator's breach of contract, negligence, willful or intentional misconduct or malfeasance, or non-adherence to a Protocol, Institution shall submit a final report of actual expenses and non-cancelable obligations incurred up to the termination date and shall deliver to Sponsor any excess funds received by institution in advance of work performed. As soon as is practical upon receipt of written notice of termination of this Agreement, institution and Principal Investigator shall stop enrolling patients into such study. Institution and Principal Investigator shall cease conduct of such study as soon as is medically practical and in a manner consistent with good medical practice; provided that Institution and Principal Investigator, in their sole discretion, may continue to provide care and treatment to any study patient as medically necessary or appropriate and the provisions of this Agreement and the Protocol shall continue to govern such care and treatment. Notwithstanding the foregoing, to ensure, among other things, the safety and welfare of study patients, Institution and Principal Investigator shall, upon request of Sponsor, conduct such follow-up visits, and record and report such data as required by the Protocol for such visits. Such follow-up visits shall be performed in accordance with the terms of the Protocol.

13. Confidentiality.

Institution (and Institution on behalf of Principal Investigator and Co-Investigators) and Sponsor shall each maintain the confidentiality of and not disclose to others outside their respective organizations, with the exception of the Clinical Trial Facilities, or use for any purpose other than that for which it was disclosed, any proprietary information clearly marked as such and disclosed to such party; provided that these obligations shall not apply to any information (i) which becomes publicly known without breach of the Agreement; (ii) which was known to the receiving party prior to the disclosure thereof; (iii) is disclosed to the receiving party by a third party rightfully in possession of such information who owes no obligations of confidentiality with respect to such information, (iv) information independently developed by employees of the receiving party who had no knowledge of or access to the proprietary information; or (v) information required to be disclosed by operation of law, regulation, or Attorney General decisions that carry the force of law, or court order.

14. Survival.

The confidentiality, reporting, publication, liability, insurance obligations under this Agreement and the provisions that survive by their terms shall survive the termination or expiration of this Agreement.
Miscellaneous. The relationship between the parties is that of independent contractors and neither party shall have the right to incur any obligations whatsoever that are binding on the other. Payments made by Sponsor shall not be subject to withholding for income tax, social security, or unemployment compensation unless otherwise required by law. Nothing in this Agreement shall be construed as creating a partnership, contract of employment or relationship of principal and agent between any of the parties.
Neither party may assign its rights under this Agreement or any part thereof without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, and no party may sub-contract the performance of all or any of its obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Any party who so sub-contracts shall be responsible for the acts and omissions of its sub-contractors as though they were its own.
Except for legally required disclosures, no party will use the others' names without first getting written permission, except as otherwise permitted in this Agreement.
The headings contained in this Agreement are solely for reference purposes and shall not affect the meaning or interpretation of this Agreement.
Institution shall provide Sponsor all documentation, materials and data that were used in connection with the preparation of this Agreement and the Clinical Trials.

Institution will utilize its best efforts to fully cooperate with Sponsor in order to execute and perform Clinical Trials in the most efficient professional and competent manner.
This Agreement constitutes the entire agreement of the parties on its subject matter, and supersedes all other written or oral representations, agreements and understandings.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without regards to its rules of conflicts of laws.
This Agreement may not be modified or amended except by a writing signed by Sponsor and Institution.

<Signature page follows>
SPONSOR

By: /s/ Ron Weissberg
Duly authorized signatory
Printed Name: Ron Weissberg
Title: Chairman
Date: June 5, 2014

INSTITUTION
By: /s/ Frank L. Douglas, M.D.
Duly authorized signatory
Printed Name: Frank L. Douglas, Ph.D., M.D.
Title: President and CEO, Austen BioInnovation Institute in Akron
Date: June 5, 2014

APPENDIX A
"THIS PROTOCOL WILL BE REPLACED WITH THE FINAL PROTOCOL"
AUSTEN BIOINNOVATION INSTITUTE IN AKRON
Evaluation Study of the E-QURE BST Device in the treatment of chronic wounds, as an adjunct to the standard of care Protocol Synopsis

APPENDIX B - Funding and Materials Support Schedule
Fee Schedule
Due 15 days from signing: $143,354 Subtotal: $143,354
Months 1 - 6: $55,000 per month Subtotal: $330,000
Months 7 - 15: $23,713 per month Subtotal: $213,416
Upon Submission of Clinical Study Report Subtotal $30,000
Total: $716, 770